[Missing Graphic Reference]	Titanium Metals Corporation Three Lincoln Centre 5430 LBJ Freeway Suite 1700 Dallas, Texas 75240-2697
Telephone:  (972) 233-1700 Telephone Facsimile:  (972) 448-1445

April 14, 2008

CONFIDENTIAL

Dr. Charles H. Entrekin                                                         Via Hand Delivery
150 Foxgayte Lane
Pottstown, PA 19465

Consulting Agreement

Dear Chuck:

In accordance with our discussions, Titanium Metals Corporation (“TIMET” or the “Company”) hereby accepts your resignation as President – Global Operations and Chief Operating Officer of TIMET (and all other titles and positions you have with TIMET or any of its affiliates) effectively immediately. You will be paid for your services to TIMET in such capacity through April 15, 2008.  This will confirm that TIMET and you have agreed, in exchange for the consulting agreement provided herein to terminate immediately that certain Employment Agreement dated January 1, 2007 between you and Titanium Hearth Technologies, Inc. with no further obligation on either party’s behalf except as provided herein. Notwithstanding such termination, you agree the consulting payments provided herein are conditioned upon your agreement to comply with and remain bound by the provisions contained in Sections 8, 9, 10 and 11 of your Employment Agreement, which shall survive the termination of the Employment Agreement.

Following the termination of your employment, you agree to provide professional consulting services to TIMET on matters as requested by TIMET from time to time during the term hereof.  You will use your best efforts in performing such services for TIMET.  You will be permitted to perform services for others during the term hereof, including full time employment with another company, provided that you undertake reasonable efforts to perform services for TIMET as specifically requested hereunder.  It is contemplated that your services will be provided on an as-needed basis as reasonably requested by TIMET to assist with the transfer of knowledge that you have gained with TIMET during your employment by TIMET.  Your services hereunder are not anticipated to require your full time efforts during the term hereof.

This agreement shall be for a twelve month term terminating on April 15, 2009. TIMET will pay you a consulting fee of $550,000 during the term hereof payable in semi-monthly installments in arrears with the first payment due on April 30, 2008.  TIMET will also reimburse you for reasonable, documented out-of-pocket business expenses in connection with your consulting services hereunder.

  You may terminate this agreement at any time prior to such date by providing not less than ten days’ prior written notice to TIMET, in which case you will forfeit all consulting fees that would otherwise have been paid to you hereunder after the date of termination (your final payment will be prorated through the date of termination).  This agreement may not be terminated by TIMET except in the case of material breach by you which remains uncured after thirty days prior written notice to you at the address listed above.

In exchange for the payments and benefits provided to you under this letter, you knowingly, voluntarily, and irrevocably release and forever discharge TIMET and its officers, directors, shareholders, employees, and affiliates of and from all actions or causes of action, suits, debts, covenants, contracts, agreements, promises, obligations, damages, judgments, executions, liabilities, claims for attorney’s fees and costs or disbursements, and any other claims or demands of whatever kind or nature, whether known or unknown, suspected or unsuspected, which you or your heirs, executors, or administrators ever had, now have, or may have against TIMET and its officers, directors, shareholders, employees and affiliates.

Sincerely,

/s/Bobby D. O'Brien, President
Bobby D. O’Brien, President

/s/Steven L. Watson, Chief Executive Officer
Steven L. Watson, Chief Executive Officer

Agreed:

/s/Charles H. Entrekin
Charles H. Entrekin